EXHIBIT 99.1

FOR IMMEDIATE RELEASE                             Contact:
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Tuesday, September 20, 2005                       John F. Rebele
                                                  Senior Vice President
                                                  Chief Financial Officer and
                                                  Chief Administrative Officer

                                                  Building Materials
                                                  Corporation of America
                                                  (973) 628-4038

        BUILDING MATERIALS CORPORATION OF AMERICA LENDS ITS CEO TO THE
                            KATRINA RECOVERY EFFORT

         Wayne, NJ (Sept. 20, 2005) -- Building Materials Corporation of America
(BMCA) today announced that its President and CEO, William W. Collins, will take a six-month leave of absence to serve as Senior Vice President, Katrina Recovery and Industry Alliances, at Habitat for Humanity International starting in mid-October. Samuel J. Heyman will serve as acting CEO during Collins' leave of absence. Heyman served as CEO prior to Collins' election to the Company's top post.

         "I am very thankful for BMCA's encouragement to take on this initiative," Collins said. "There really is no better investment that a company can make, for its own current and future employees, than to support housing initiatives for the most needy." During his leave of absence, Collins will formulate and execute an aggressive plan of recovery for Katrina victims and build industry alliances to further Habitat's mission.

         "Habitat's goal of eliminating poverty housing and homelessness is a noble one, all the more important in the wake of the devastation caused by Katrina," said Heyman. "Lending Bill's enormous talents and broad experience in the building materials industry to that effort is the best way we can help and it reaffirms our Company's longstanding commitment to public service."

         Heyman added that it was possible for Collins to take this leave without disruption to the Company because of the strong and capable team of senior managers Collins has developed at BMCA. Heyman said, "I have complete confidence in our accomplished team of senior managers. They are really the best in the industry. I have asked Bob Tafaro, Executive Vice President for Roofing, to become Chief Operating Officer reporting directly to me. In that capacity, Bob will have day-to-day oversight of all of the Company's operating divisions."

         Building Materials Corporation of America, which operates under the name GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc., with annual sales of approximately $2 billion, and is North America's largest manufacturer of residential and commercial roofing products and specialty building products.